CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Equity Trust of our reports dated November 27, 2023, relating to the financial statements and financial highlights, which appear in Virtus Vontobel Global Opportunities Fund and Virtus SGA Global Growth Fund Annual Reports on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 12, 2023